Exhibit 5.2

ARC Group Securities Acquisition II

Mourant Governance Services (Cayman) Limited

94 Solaris Avenue, Camana Bay

PO Box 1348

Grand Cayman KY1-1108

Cayman Islands

(the Addressee)

Date 13 August 2026

Our ref | 8075299

Dear Addressee

ARC Group Securities Acquisition II (the Company)

We have acted as Cayman Islands legal advisers to the Company in connection with the Company’s registration statement on Form S-1 (the Registration Statement) and the Company’s preliminary prospectus included in the Registration Statement (the Prospectus) initially filed on 6 November 2025 (as amended to date) with the U.S. Securities and Exchange Commission (the Commission) under the U.S. Securities Act of 1933, as amended (the Securities Act), for the purposes of registering with the Commission in accordance with the Securities Act and the offering and sale to the public of:

(a)	up to 10,000,000 units (or up to 11,500,000 units if the underwriters’ over-allotment option is exercised in full) (the Units) at an offering price of US$10.00 per Unit, each Unit consisting of:

(i)	one class A ordinary share with a par value of US$0.0001 of the Company (the Class A Ordinary Shares);

(ii)	one redeemable warrant entitling the holder thereof to purchase one Class A Ordinary Share at a price of US$11.50 per Class A Ordinary Share (the Warrants); and

(iii)	one right to receive one-fourth (1/4) of one Class A Ordinary Share upon the consummation of an initial business combination (the Rights);

(b)	all Class A Ordinary Shares, Warrants and Rights issued as part of the Units; and

(c)	all Class A Ordinary Shares issuable upon exercise of the Warrants and conversion of the Rights included in the Units.

This opinion is given in accordance with the terms of the “Legal Matters” section of the Registration Statement.

1.	Documents Reviewed

1.1	We have reviewed a copy of each of the following documents for the purposes of this opinion:

(a)	a draft of the form of specimen unit certificate representing the Units;

(b)	a draft of the form of specimen certificate for Class A Ordinary Shares;

(c)	a draft of the warrant agreement and the form of warrant certificate constituting the Warrants;

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(d)	a draft of the rights agreement and the form of right certificate constituting the Rights;

(e)	a draft of the underwriting agreement to be entered into between the Company and ARC Group Securities LLC as the representative of the underwriters named therein;

(f)	the Registration Statement;

(g)	the Prospectus;

(h)	in respect of the Company:

(i)	the certificate of incorporation dated 9 October 2025;

(ii)	the memorandum and articles of association of the Company that were registered upon the incorporation of the Company on 9 October 2025 (the Current M&A);

(iii)	the form of amended and restated memorandum and articles of association to be adopted by special resolution of the Company’s shareholders and to be effective immediately prior to the consummation of the Company’s initial public offering of the Units (the Post-IPO M&A);

(iv)	a certificate of good standing dated 13 August 2026 (the Certificate of Good Standing) issued by the Registrar of Companies in the Cayman Islands (the Registrar);

(v)	the register of directors and officers and the register of members, each provided to us by the Company’s registered office provider, and a certificate from a director of the Company dated on or about the date of this opinion (together with the Certificate of Good Standing, the Current M&A and the Post-IPO M&A, the Company Records);

(vi)	written resolutions of the sole shareholder of the Company passed on 13 August 2026 (the Shareholder Resolutions); and

(vii)	written resolutions of the board of directors of the Company passed on 13 August 2026 approving (among other things) the offering and issue of the Class A Ordinary Shares, the Units, the Warrants and the Rights (the Board Resolutions).

1.2	The documents listed in items (a) to (e) above are collectively referred to as the Transaction Documents (which term does not include any other instrument or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto).

2.	Assumptions

In giving this opinion, we have assumed (and have not independently verified) that:

2.1	each document examined by us, whether it is an original or copy, is (along with any date, signature, initial, stamp or seal on it) genuine and complete, up-to-date and (where applicable) in full force and effect;

2.2	where a document has been examined by us in draft form, it will be or has been executed and/or filed in the form of the draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention;

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2.3	the factual representations made in the documents reviewed by us are accurate and complete in all respects;

2.4	each director of the Company (and any alternate director) has disclosed to each other director any interest of that director (or alternate director) in the transactions contemplated by the Registration Statement in accordance with the Current M&A;

2.5	the Board Resolutions and the Shareholder Resolutions were duly passed, are in full force and effect and have not been amended, varied, revoked or superseded in any respect;

2.6	the obligations of each party under each Transaction Document are legal, valid, binding and enforceable under all applicable laws (other than, with respect to the Company, the laws of the Cayman Islands);

2.7	each party to each Transaction Document (other than, as a matter of the laws of the Cayman Islands, the Company where it is a party) has:

(a)	the capacity, power, authority and legal right;

(b)	taken all necessary action; and

(c)	obtained or made all necessary agreements, approvals, authorisations, consents, filings, licences, registrations and qualifications (whether as a matter of any law or regulation applicable to it or as a matter of any agreement binding upon it), to execute and perform its obligations under that Transaction Document;

2.8	the choice of the governing law of each Transaction Document has been made in good faith;

2.9	none of our opinions will be affected by the laws or public policy of any foreign jurisdiction;

2.10	the directors of the Company have not exceeded any applicable allotment authority conferred on the directors by the shareholders;

2.11	the Transaction Documents, the Registration Statement and the Prospectus are valid and binding under the laws of the United States of America and the Registration Statement has been duly filed with the Commission;

2.12	the Company Records were, when reviewed by us, and remain at the date of this opinion accurate and complete;

2.13	there is nothing under any law (other than the laws of the Cayman Islands) which would or might affect the opinions set out below;

2.14	the Class A Ordinary Shares will be issued at an issue price equal to at least the par value thereof;

2.15	each Transaction Document has been or will be authorised, duly executed and unconditionally delivered by or on behalf of all relevant parties in accordance with all relevant laws (other than, with respect to the Company, the laws of the Cayman Islands); and

2.16	the Post-IPO M&A will be adopted by the Company in accordance with the Current M&A prior to any Units, Class A Ordinary Shares, Warrants or Rights being issued by the Company.

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3.	Opinion

Based upon the foregoing and subject to the qualifications and limitations set out below and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	Status: the Company is incorporated under the Companies Act (as amended) of the Cayman Islands (the Companies Act), validly exists under the laws of the Cayman Islands as an exempted company and is in good standing with the Registrar.

3.2	Authorised share capital: based solely on our review of the Current M&A and the Shareholder Resolutions, the authorised share capital of the Company is US$55,500 divided into 500,000,000 Class A ordinary shares with a par value of US$0.0001 per share, 50,000,000 Class B ordinary shares with a par value of US$0.0001 per share and 5,000,000 preference shares with a par value of US$0.0001 per share.

3.3	Class A Ordinary Shares: the issue and allotment of the Class A Ordinary Shares to be offered and issued by the Company as contemplated by the Registration Statement (including the Class A Ordinary Shares included in the Units and the Class A Ordinary Shares issuable upon exercise of the Warrants and conversion of the Rights in accordance with their terms) have been duly authorised and when allotted, issued and paid for as contemplated by the Registration Statement, such Class A Ordinary Shares will be legally issued and allotted, fully paid and non-assessable. As a matter of Cayman Islands law, a share is only issued when it has been entered in the register of members (shareholders).

3.4	Authorisation of other securities: the issue of the Units, the Warrants and the Rights as contemplated by the Registration Statement and the Transaction Documents has been duly authorised.

3.5	Binding obligations: when issued and paid for in accordance with the terms of the offering described in the Registration Statement and the applicable Transaction Documents, the Units, the Warrants and the Rights will constitute valid and binding obligations of the Company.

3.6	Taxation: the statements under the caption “Cayman Islands Taxation” in the Prospectus, to the extent that they constitute statements of Cayman Islands law, are accurate in all material respects and such statements constitute our opinion.

4.	Qualifications and limitations

This opinion is subject to the following qualifications and limitations:

4.1	This opinion:

(a)	is limited to the matters expressly stated in it;

(b)	is given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion; and

(c)	only relates to the laws of the Cayman Islands which are in force on the date of this opinion.

4.2	We have made no investigation of, and express no opinion with respect to, the laws of any jurisdiction other than the Cayman Islands or the effect of any document under those laws. In particular, we express no opinion as to the meaning or effect of any foreign statutes referred to in any document referred to in this opinion.

4.3	Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions the subject of this opinion. For the purposes of this opinion, we have only examined the documents listed in paragraph 1.1 above. We have not examined any term or document incorporated by reference, or otherwise referred to, whether in whole or part, in any document and we offer no opinion on any such term or document.

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4.4	Under Cayman Islands law, the register of members (shareholders) is prima facie evidence of title to shares and this register would not necessarily record a third party interest in such shares. However, there are certain limited circumstances where an application may be made to a Cayman Islands court for a determination on whether the register of members reflects the correct legal position. Further, the Cayman Islands court has the power to order that the register of members maintained by a company should be rectified where it considers that the register of members does not reflect the correct legal position. As far as we are aware, such applications are rarely made in the Cayman Islands and for the purposes of the opinion given in paragraph 3.3, there are no circumstances or matters of fact known to us on the date of this opinion which would properly form the basis for an application for an order for rectification of the register of members of the Company, but if such an application were made in respect of the Class A Ordinary Shares, then the validity of such shares may be subject to re-examination by a Cayman Islands court.

4.5	Under Cayman Islands law, good standing means only that, as of the date of issue of the Certificate of Good Standing, the Company has paid all fees and penalties under the Companies Act and is not, to the Registrar’s knowledge, in default under the Companies Act. To maintain the Company in good standing, the Company:

(a)	must pay all fees and penalties under the Companies Act; and

(b)	must not be, to the Registrar’s knowledge, in default under the Companies Act.

4.6	In this opinion the phrase non-assessable means, with respect to a share in the Company, that a member shall not, solely by virtue of its status as a member, be liable for additional assessments or calls on the share by the Company or its creditors (except in exceptional circumstances and subject to the Company’s memorandum and articles of association, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

4.7	The obligations assumed by the Company under the Transaction Documents will not necessarily be enforceable in accordance with their terms in all circumstances. In particular, but without limitation:

(a)	enforcement may be limited by bankruptcy, insolvency, liquidation, reorganisation, readjustment of debts or moratorium or other laws of general application relating to protecting or affecting the rights of creditors and/or contributories;

(b)	enforcement may be limited by general principles of equity. For example, equitable remedies such as specific performance may not be available, inter alia, where damages are considered to be an adequate remedy;

(c)	where obligations are to be performed in a jurisdiction outside the Cayman Islands, they may not be enforceable in the Cayman Islands to the extent that performance would be illegal under the laws of that jurisdiction;

(d)	contractual provisions that require a defaulting party to pay a sum that is out of all proportion to the innocent party’s legitimate interest in the agreement being performed or which seek to punish a defaulting party may be held to be unenforceable on the ground that they constitute penalties; and

(e)	some claims may become barred under relevant statutes of limitation or may be or become subject to defences of set off, counterclaim, estoppel and similar defences.

5.	Governing law

This opinion and any non-contractual obligations arising out of it, are governed by, and to be interpreted in accordance with, laws in force in the Cayman Islands on the date of this opinion.

6.	Consent

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name under the headings “Risk Factors”, “Certain Differences in Corporate Law” and “Legal Matters” in the Registration Statement. In giving such consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the Rules and Regulations of the Commission promulgated thereunder.

Yours faithfully

/s/ Mourant Ozannes (Cayman) LLP

Mourant Ozannes (Cayman) LLP

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